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                               MERGER AGREEMENT


                                     AMONG


              THE METZLER GROUP, INC., METZLER ACQUISITION, INC.


                                      AND


                          METZLER & ASSOCIATES, INC.


                              September ___, 1996


     This Agreement is entered into as of September __, 1996, by and among THE METZLER GROUP, INC., a Delaware corporation (the "ACQUIROR"), METZLER ACQUISITION, INC. an Illinois corporation and a wholly-owned Subsidiary of the Acquiror (the "TRANSITORY SUBSIDIARY"), and METZLER & ASSOCIATES, INC., an Illinois corporation (the "TARGET"). The Acquiror, the Transitory Subsidiary, and the Target are referred to collectively herein as the "PARTIES."

     This Agreement contemplates a transaction in which the Acquiror will acquire all of the outstanding capital stock of the Target through a reverse subsidiary merger of the Transitory Subsidiary with and into the Target. The Target Stockholders will receive the capital stock of the Acquiror in exchange for their capital stock in the Target. Immediately after the merger, the Target Shareholders shall be the sole Shareholders of Acquiror. It is intended that the transaction quality as a tax-free reorganization pursuant to Code (SS) 368
(a)(1)(A) and 368(a)(2)(E).

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.  Definitions.

     "ACQUIROR" has the meaning set forth in the preface above.

     "ARTICLES OF MERGER" has the meaning set forth in (S)2(c) below.
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     "CLOSING" has the meaning set forth in (S)2(b) below.

     "CLOSING DATE" has the meaning set forth in (S)2(b) below.

     "EFFECTIVE TIME" has the meaning set forth in (S)2(d)(i) below.

     "ILLINOIS BUSINESS CORPORATION ACT" means the Business Corporation Act of Illinois, as amended.

     "MERGER" has the meaning set forth in (S)2(a) below.

     "PARTY" has the meaning set forth in the preface above.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "SURVIVING CORPORATION" has the meaning set forth in (S)2(a) below.

     "TARGET" has the meaning set forth in the preface above.

     "TARGET SHARE" means any share of the Common Stock, no par value, of the Target.

     "TARGET SHAREHOLDER" means any Person who or which holds any Target Shares.

     "TRANSITORY SUBSIDIARY" has the meaning set forth in the preface above.

     2.   Basic Transaction.

     (a) The Merger. On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary will merge with and into the Target (the "MERGER") at the Effective Time. The Target shall be the corporation surviving the Merger (the "SURVIVING CORPORATION").

     (b) The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Sachnoff & Weaver, Ltd. in Chicago, Illinois, commencing at 9:00 a.m. local time on the day of the execution of an underwriting agreement with Donaldson, Lufkin and Jenrette Securities Corporation with respect to an initial public offering of shares of the Acquiror (the "UNDERWRITING AGREEMENT") or such other date as the Parties may mutually determine (the "CLOSING DATE").

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     (c)  Actions at the Closing.  At the Closing, the Target and the Transitory
Subsidiary will file with the Secretary of State of the State of Illinois Articles of Merger in the form attached hereto as Exhibit A (the "ARTICLES OF MERGER").

     (d)  Effect of Merger.

          (i) General. The Merger shall become effective at the time (the "EFFECTIVE TIME") the Target and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of Illinois. The Merger shall have the effect set forth in the Illinois Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

          (ii) Conversion of Target Shares. At and as of the Effective Time, each Target Share shall be converted into the right to receive One (1) Acquiror Share. After the Effective Time, no Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this (S)2(d)(ii).

          (iii) Conversion of Capital Stock of the Transitory Subsidiary. At and as of the Effective Time, each share of Common Stock, no par value per share, of the Transitory Subsidiary shall be converted into one share of Common Stock, no par value, of the Surviving Corporation.

          (iv) Certificate of Incorporation. The Certificate of Incorporation of the Target in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

          (v) Bylaws. The Bylaws of the Target in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

          (vi) Directors and Officers. The directors and officers of the Target in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

     (e) Exchange of Certificates. At the Closing, each Target Shareholder shall surrender to the Surviving Corporation for exchange a certificate or certificates, duly endorsed in blank or accompanied by duly executed stock powers, representing all of the Target Shares held by the Target Shareholder. In exchange therefor, the Surviving Corporation shall issue to the Target Shareholders a certificate or certificates representing the shares of Acquiror Stock to be issued pursuant to Section 2(d)(ii). Surrendered certificates shall forthwith be canceled. The Surviving Corporation shall not be obligated to deliver the Acquiror Shares to which the Target

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Shareholder is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Target Shares for exchange as provided in this Section 2(e). Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the certificate representing Acquiror Shares to be issued pursuant to Section 2(d)(ii) into which the shares it theretofore represented shall have been converted pursuant to Section 2(d)(ii), and the Surviving Corporation shall not be required to issue the Acquiror Shares to which the Target Shareholder otherwise would be entitled; provided, that procedures allowing for payment against lost or destroyed certificates upon receipt of customary and appropriate certifications and indemnities shall be provided.

     (f) Rights of the Target Shareholders. From and after the Effective Time, the Target Shareholders shall have no rights with respect to his shares of Target Shares other than to surrender the certificate or certificates representing such shares pursuant to

     (g) Long-Term Incentive Time. From and after the Effective Time, the Acquiror shall assume the Long-Term Incentive Plan (as adapted by the Target on June 30, 1996), and all award agreements entered into thereunder and the Acquiror shall be substituted for the Target as the "Company" and shall assume and be vested with all the powers, duties, rights, privileges, discretions and obligations as the Company thereunder. All award agreements shall continue subject to their terms and conditions and the shares subject to option thereunder shall be and become shares of the Acquiror.

     3. Termination of Agreement. This Agreement shall terminate if the Underwriting Agreement is not executed on or before December 31, 1996.

     4.   Miscellaneous.

     (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
(S)2 above concerning payment of the Merger Consideration are intended for the benefit of the Target Shareholders.

     (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

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     (d)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

     (g) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the Illinois Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (i) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

     (j) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                     *****


     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

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




     THE METZLER GROUP, INC.



     By:__________________________
     Title:_______________________


     METZLER ACQUISITION, INC.


     By:__________________________
     Title:_______________________


     METZLER & ASSOCIATES, INC.


     By:__________________________
     Title:_______________________

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